Exhibit 10.1
AMENDMENT LETTER RELATING TO CERTAIN FINANCIAL COVENANTS
Date: 25 March 2026
1We refer to the consent request letter sent by Royal Caribbean Cruises Ltd. (the Borrower) and received by KfW-IPEX Bank GmbH (in its capacity as Facility Agent (as defined below)) on 13 June 2025 (the Consent Request Letter) in relation to, an amendment to certain financial covenants under each Facility Agreement (as defined below).
2Unless otherwise defined in this letter, words and expressions defined or given meaning to in the Facility Agreements (including by reference to another document) shall have the same meanings when used in this letter, and in addition:
Effective Date has the meaning given to it in paragraph 5.
Facility Agent means KfW-IPEX Bank GmbH in its capacity as facility agent or administrative agent (as applicable) under each of the Facility Agreements.
Facility Agreements shall have the meaning given to that expression in Schedule 1 of this letter.
3In exchange for good and valuable consideration, the nature and sufficiency of which is hereby acknowledged, each party hereby agrees and confirms that its obligations set out in this letter are legally binding.
4With effect from the Effective Date, the Facility Agent (on behalf of the Lenders under each Facility Agreement) hereby approves the requests referred to in paragraph 3 of the Consent Request Letter strictly on the basis set out in this letter (and notwithstanding the terms of the Consent Request Letter), and accordingly the parties, again with effect from the Effective Date, agree to the relevant amendments to the Facility Agreements set out in Schedule 2 of this letter.
5The amendments set out in Schedule 2 of this letter shall become effective in accordance with the terms of this letter on the date (the Effective Date) upon which each of the following conditions has been satisfied to the satisfaction of the Facility Agent (acting reasonably):
(i)the Facility Agent shall have received from the Borrower:
(A)a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this letter and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this letter, and upon which certificate the Lenders under each Facility Agreement may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and
(B)a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;
(ii)the Facility Agent and Finnvera shall have received evidence that all invoiced expenses of the Facility Agent and Finnvera (including the agreed fees and expenses of counsel to each of them) required to be paid by the Borrower pursuant to paragraph 6 below, and all other documented costs and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent and Finnvera), have been paid or will be paid promptly upon being demanded;

(iii)the Facility Agent shall have received a final approval from each of Finnvera and FEC in respect of the arrangements contemplated by this letter in a form and substance satisfactory to the Lenders under each Facility Agreement;
(iv)the Facility Agent shall have received confirmation from Finnvera that each Residual Risk Guarantor that has executed a Residual Risk Guarantee in respect of the Finnvera Guarantee issued in connection with the Facility Agreement relating to the passenger cruise vessel (builder’s hull no. 1402) has executed a consent and confirmation letter in relation to its Residual Risk Guarantee, in form and substance satisfactory to Finnvera; and
(v)the Facility Agent shall have received a final approval from Hermes in respect of the arrangements contemplated by this letter in a form and substance satisfactory to the Lenders under each Facility Agreement.
6The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of (a) the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this letter and the documents to be delivered hereunder or thereunder and (b) FEC and Finnvera in connection with the preparation, execution, delivery and administration, modification and amendment of any other documents executed or to be executed and delivered as a consequence of the parties entering into this letter and any other documents to be delivered under this letter, (including the reasonable and documented fees and expenses of counsel for the Facility Agent, FEC and Finnvera as agreed with the Facility Agent, FEC and Finnvera) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the relevant Facility Agreement and as if references in that section to the Facility Agent shall be deemed to refer to the Facility Agent, FEC and Finnvera.
7The parties confirm that the provisions of each Facility Agreement shall continue in full force and effect as supplemented and amended by this letter.
8The Borrower represents and warrants that it has entered into, or on the date of this letter will enter into, amendment letters in respect of the facility agreements relating to each other ECA Financing on substantially the same terms as this letter (save for logical and factual amendments).
9Each of the parties to this letter designates this letter as a Loan Document for the purposes of each Facility Agreement.
10No term of this letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone who is not a party to this letter other than FEC, Finnvera, Hermes, the Finnvera Agent and the Hermes Agent (in each in case in respect of the Facility Agreements applicable to them).
11This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter. Each of the parties to this letter acknowledges and agrees that it may execute this letter by electronic instrument. The parties hereto agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this letter shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this letter, and evidencing the intention of the parties hereto to be bound by the terms and conditions contained in this letter. For the purposes of using an electronic signature, the parties hereto authorise each other to conduct the lawful processing of personal data of the signatories for contract performance and their legitimate interests including contract management.
12This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. For the exclusive benefit of the Facility Agent and the other Finance Parties, the parties to this letter irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this letter and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this paragraph, and any claim that these proceedings have been brought in an inconvenient or inappropriate forum. Nothing contained in this paragraph shall limit the right of the Facility Agent or the other Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.
The parties have executed this letter agreement the day and year first before written.

Schedule 1
The Facility Agreements
1Facility agreement dated 11 October 2017 (as amended, supplemented and restated from time to time) in respect of “Icon of the Seas” (builder’s hull no. 1400) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein);
2Facility agreement dated 11 October 2017 (as amended, supplemented and restated from time to time) in respect of “Star of the Seas” (builder’s hull no. 1401) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein); and
3Facility agreement dated 18 December 2019 (as amended, supplemented and restated from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1402 entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein), together the Facility Agreements and each a Facility Agreement.

Schedule 2
Amendments to the Facility Agreements
Each of the Facility Agreements shall be amended as follows:
(i)The definition of “Stockholders' Equity” in Section 1.1 shall be deleted in its entirety and replaced with the following:
"Stockholders' Equity" means, as at any date, the Borrower’s stockholders’ equity on such date excluding the Borrower’s accumulated other comprehensive income (loss) on such date (in each case determined in accordance with GAAP) plus the Add-Back; provided that:
(a)any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after December 31, 2025 in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity; and
(b)any non-cash write-off to goodwill with respect to any Fiscal Year commencing after December 31, 2025 shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such write-offs shall (without duplication of any item added back pursuant to clause (a)) be added back to Stockholders’ Equity, and provided further that the aggregate amount of the Add-Back shall automatically be:
(i)reduced successively by 5 per cent of such aggregate amount in the last Fiscal Quarter of each of the Fiscal Years commencing January 1, 2025, January 1, 2026 and January 1, 2027;
(ii)further reduced by 10 percent of such aggregate amount in the last Fiscal Quarter of the Fiscal Year commencing January 1, 2028; and
(iii)further reduced successively by 25 per cent of such aggregate amount in the last Fiscal Quarter of each of the Fiscal Years commencing January 1, 2029, January 1 2030 and January 1, 2031,
so as to reduce to zero the Add-Back by, and in the assessment of, the Fiscal Year ended December 31, 2031.
(ii)The following additional definition shall be included in Section 1.1:
“Add-Back” means an amount of $13,000,000,000.
(iii)The following definitions shall be deleted from Section 1.1 in their entirety:
“2.875% Converted Debt”;
“2.875% Convertible Notes Indenture”;
“2.875% Maturity Date”;
“4.25% Converted Debt”;
“4.25% Convertible Notes Indenture”; and
“4.25% Maturity Date”.

Signature Page

Borrower

Royal Caribbean Cruises Ltd.	)	/s/ Antje M. Gibson
Name:	)	Antje Gibson
Title:	)	VP & Treasurer

Facility Agent / Administrative Agent

KfW IPEX-Bank GmbH	)
in its capacity as Facility Agent under	)
and in respect of each Facility Agreement	)
	)	/s/ Claudia Coenenberg	/s/ Ole Christian Sande
Name:	)	Claudia Coenenberg	Ole Christian Sande
Title:	)	Director	Vice President